Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement, as amended, on Form S-1 of our report dated March 31, 2021 related to the consolidated financial statements of AppTech Corp. as of December 31, 2020 and 2019 and for the years then ended, which includes an explanatory paragraph as to AppTech Corp.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

San Diego, California

December 15, 2021